EXHIBIT 99.1

                First Quarter Ended March 31, 2004 Press Release



Contact: B. K. Goodwin, III
         (205) 428-8472

FOR IMMEDIATE RELEASE

FirstFed Bancorp, Inc. Announces First Quarter Financial Results
Bessemer, Alabama (April 30, 2004)

FirstFed Bancorp, Inc. (NASDAQ: FFDB), reported net income for the first quarter ended March 31, 2004, of $112,000 compared to $133,000 for the same quarter a year ago. Earnings per share were $.05 per share (basic and diluted ) for the quarter ended March 31, 2004, compared to $.06 per share (basic and diluted) for the same three-month period last year. Total assets grew to $201 million, loans to $145 million and deposits to $155 million at March 31, 2004, compared to total assets of $194 million, loans of $136 million and total deposits of $151 million at December 31, 2003.

B. K. Goodwin, III, President of FirstFed Bancorp, Inc., said: "We are pleased to report the growth in total assets, loans and deposits for the first quarter of 2004. Net interest income increased as a result of growth and an increasing net interest rate spread, while noninterest income increased 41% for the most recent quarter compared to last year. Overall, net income for the first quarter of 2004 decreased slightly compared to the same quarter a year ago primarily as a result of increased loan provisions of $109,000 and expenses of $218,000 related to real estate acquired through foreclosure."

FirstFed Bancorp, Inc. is the holding company for First Financial Bank. First Financial Bank operates from its main office in Bessemer and branch offices in Centreville, Hoover, Hueytown, Pelham, Vance, West Blocton and Woodstock.